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                                                                    EXHIBIT 10.1


[AETNA LOGO]                                      JOHN W. ROWE, MD
                                                  President and CEO
                                                  Direct Telephone: 860-273-4455



To         Alan J. Weber

Date       March 21, 2001

Subject    Separation Agreement


The purpose of this document (the "Agreement") is to confirm the financial and other provisions regarding your resignation of employment from Aetna Inc. and its affiliated and related entities (collectively, the "Company") pursuant to the special severance arrangements outlined in the Company's letter to you dated September 6, 2000. We agree as follows:

1. Your last day of employment will be April 6, 2001. You agree to execute all documentation requested by the Company needed to implement this Agreement, including resignations from all positions and directorships you may hold with the Company, Company subsidiaries or affiliates.

2. From April 7, 2001 through April 4, 2004 (a period of 156 weeks), you will be paid salary continuation at your current annual salary of $750,000, payable bi-weekly. (This benefit is in lieu of benefits under the Company's Severance and Salary Continuation Benefits Plan.)

3. On or about April 16, 2001, the Company will pay you the lump sum amount of $2,250,000, less applicable withholding and taxes.

4. On or about April 16, 2001, you will be paid for any accrued but unused days from your paid time off bank, subject to the maximum allowed by Company policy (unless otherwise required by law).

5. Participation in all benefit programs will stop as of April 7, 2001, except that during the salary continuation period you will continue to be eligible for group medical and dental benefits on the same basis as active employees.

6. Your exercise of stock options is governed by the plan and your stock option agreements which provide for continued exercisability until 90 days after the termination of your salary continuation payments.

7. In consideration for the Company's agreement to provide the salary and benefits continuation described above, you (for yourself and any other person claiming or deriving a right from you) forever release and discharge the Company (and its directors, employees, and agents) from any and all liability, claims, and demands and causes of action (by whatever name called and whether known or unknown) which you had, have, or may have, arising out of:
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Alan J. Weber
March 21, 2001


       A.     your employment with the Company;

       B.     the cessation of such employment; or

       C. any act, omission, occurrence, or other matter related to such employment or cessation of employment, up to and including the date you sign this Agreement.

       This release includes, but is not limited to, claims and liabilities under the Americans with Disabilities Act, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974 (ERISA), any other claims under federal, state, or local law, and claims for attorney's fees, costs, and the like. However, this release does not apply to vested pension or 401(k) benefits.

       Further, you promise that you will not institute any lawsuit against the Company or its directors, employees or agents concerning any claim you have released above. You agree that if you violate this promise, unless prohibited by law, you will be liable for, and will pay, all costs and expenses of defending against the suit, including reasonable attorney's fees, incurred by the Company and those associated with the Company and that you will immediately return all consideration received under this Agreement to which you would not otherwise be entitled.

8. In further consideration for this Agreement, you promise that unless required by law, you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of your service for the Company, without the prior written consent of an appropriate Company officer. You represent that all documents and property of the Company, including those containing confidential, sensitive or proprietary information, have been or shortly will be returned to the Company.

9. You agree that during the next 60 days, you will not make any communication with any party regarding the Company or any aspect of the business or affairs of the Company, other than as specifically permitted in writing by the Company or as compelled by law, except for private conversations with individuals who are not members of the media or stock analyst community, on the condition that any such conversation are limited to general comments consistent with paragraph 8 and would not reasonably be expected to have a negative affect on the image, reputation, prospects, value or business relationships of the Company. The Company and you agree to cooperate on any press release to be issued by the Company and any other communications concerning your resignation from the Company.

10. You agree to provide assistance to and shall cooperate with the Company, upon its reasonable request and without additional compensation, with respect to matters within the scope of your duties and responsibilities during employment. The Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company agrees that it will
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Alan J. Weber
March 21, 2001



       reimburse you for reasonable travel expenses (ie., travel, meals, and lodging) that you may incur in providing assistance to the Company hereunder.

11. That certain Restrictive Covenant Agreement dated as of June 13, 1998 shall remain in effect and is incorporated by reference into this Agreement, provided that Section 1 is inapplicable. The provisions of your stock option award agreements and your restricted stock and stock unit award agreements regarding non-solicitation of Company employees, non-solicitation of customers, cooperation and non-disclosure of confidential information shall remain in effect and are incorporated by reference into this Agreement.

12. This Agreement shall not in any way be construed as an admission by the Company or any of its agents that they have acted wrongfully with respect to you or any other person.

13. The entire agreement between you and the Company is set out in this Agreement or incorporated by reference into this Agreement. No other promises or representations have been made, and there is no oral understanding or agreement between you and the Company which is not contained, or incorporated by reference, in this Agreement. The provisions of the Company's letter to you dated September 6, 2000 regarding special severance arrangements is superceded by this Agreement, except that the memorandum to you dated September 6, 2000 from James H. Gould regarding the Company's excise tax policy in your favor shall remain in full force and effect. The Company shall not be obligated to make credits to the supplemental deferred benefits pension plan under paragraph 8 of the Company's offer letter to you dated June 11, 1998 for years three through six, inclusive.

14. This Agreement shall be construed in accordance with the laws of Connecticut, and any actions brought under this Agreement shall be exclusively brought in the courts of the State of Connecticut. Both parties hereto irrevocably consent to the personal jurisdiction of the courts of the State of Connecticut.

15.    You acknowledge that you:

       A. have been advised to consult an attorney before signing this Agreement and that you have had an opportunity to consult with an attorney of your choice;

       B. have read this Agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions; and

       C. have had the opportunity to consider the Agreement for at least 21 days; to the extent that this Agreement differs in any way, whether material or not, from any proposal previously communicated, verbally or in writing, to you, you have had sufficient time to consider this Agreement, and you waive any right you may have to additional time to review it.
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Alan J. Weber
March 21, 2001



This Agreement will become effective on the eighth day following the day you execute it. After signing both copies of this Agreement, please return one copy to me and retain a copy for your records. You may revoke this Agreement at any time prior to its effective date by giving written notice to me.

Sincerely,

Aetna Inc.


By:      /s/John W. Rowe, M.D.
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Agreed to and Accepted:


/s/Alan J. Weber                                 4/6/01
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  Alan J. Weber                                  Date